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                                                                    Exhibit 99.1
                                         CHIQUITA
                                [LOGO]    BRANDS
                                       INTERNATIONAL




News Release

For Immediate Release

               Chiquita Reaches Agreement on Debt Restructuring

 Plan Will Reduce Parent Holding Company Bond Debt By More Than $700 Million;
                       Operations To Continue As Normal


Cincinnati, Ohio, November 12, 2001 - Chiquita Brands International, Inc. (NYSE:
CQB) today announced that it has reached agreements with bondholder committees in support of a restructuring plan that will reduce Chiquita's debt and accrued interest by more than $700 million and its future annual interest expense by about $60 million. As anticipated in its January announcement of the restructuring initiative, the Company will soon file in Federal Court a Pre-Arranged Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code.

The restructuring plan will only involve the publicly held debt and equity securities of Chiquita Brands International, Inc., which is a holding company without any business operations of its own. The Company's other creditors and its assets, strategy and ongoing operations will be unaffected by the Chapter 11 filing. The Company's subsidiaries, which are independent legal entities that generate their own cash flow and have access to their own credit facilities, will continue to operate normally and without interruption. Throughout the process, the Company's customers will continue to receive shipments normally and its suppliers will continue to be paid in full according to normal terms.

Steven G. Warshaw, President and Chief Executive Officer of Chiquita, said: "We are pleased to have achieved this important milestone in the restructuring initiative we launched in January. This restructuring and the recent settlement of the U.S.-EU banana trade dispute are both significant events that will reinforce Chiquita's prospects for strong revenue and earnings growth. Now that we have reached agreement with the bondholder committees, we are confident that we can complete the Chapter 11 process within 90 to 120 days after we file our Pre-Arranged Plan, giving the Company a fresh start and a solid balance sheet."


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Terms of the Debt Restructuring Plan
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According to the agreed terms, the Company will issue 40 million shares of new common stock upon completion of the restructuring, and its outstanding securities will be treated as follows, based on amounts outstanding at October 31, 2001:

 . The existing $775 million of senior notes plus accrued interest will be exchanged for $250 million of new senior notes and 35.1 million shares (87.75%) of the new common stock.
 .  The existing $86 million of subordinated debentures plus accrued interest will be exchanged for 3.1 million shares (7.75%) of the new common stock.
 .  The existing preferred stock will be exchanged for 0.25 million shares
   (0.62%) of the new common stock plus new warrants to purchase 4.2 million shares of additional new common stock (7.79% on a fully diluted basis).
 . The existing common stock will be exchanged for 0.55 million shares (1.38%) of the new common stock plus new warrants to purchase 9.2 million shares of additional new common stock (17.21% on a fully diluted basis).

As part of a management incentive program that will include a new stock option plan, existing management will receive 1.0 million shares (2.5%) of the new common stock.

Additional new common shares will be issuable upon exercise of the new warrants. The new warrants, which will have a seven-year maturity, are intended to provide existing preferred and common shareholders with significant opportunity to profit from future growth in Chiquita's equity value.

The Company's current Board of Directors will remain in place during the Chapter 11 case. Upon completion of the Chapter 11 process, a new seven-member Board of Directors will be elected. The new Board will consist of Carl H. Lindner and Steve Warshaw, who currently serve as Directors, plus five members nominated by the bondholder committees.

Completion of the restructuring plan is subject to certain conditions, including its acceptance by affected classes of public debt and equity holders, whose approval will be solicited as part of the Court process. Having already achieved agreement with the ad hoc committees representing its bondholders, the Company believes that it will receive the votes required for approval of the plan.

The Company is filing a Current Report on Form 8-K with the Securities and Exchange Commission (SEC) that contains additional details regarding the agreed restructuring terms, as well as certain information, including financial forecasts, provided to debtholders to facilitate the restructuring negotiations. Since the SEC is closed today in observance of a federal holiday, the Company is making available now on its website at www.chiquita.com the Form 8-K that will
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file tomorrow with the SEC.

Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods.


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This press release contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, including the successful implementation of the restructuring of the Company's parent company debt described herein, the implementation of the announced U.S. - EU agreement regarding the EU's banana import regime, the continuing availability of sufficient borrowing capacity or other financing to fund operations, capital spending and working capital requirements, the prices at which Chiquita can sell its products, the costs at which it can purchase or grow (and availability of) fresh produce and other raw materials, currency exchange rate fluctuations, natural disasters and unusual weather conditions, operating efficiencies, labor relations, actions of governmental bodies, and other market and competitive conditions, many of which are beyond the control of Chiquita.

The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements.

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FOR FURTHER INFORMATION, PLEASE CONTACT:

Jeffrey M. Zalla, Vice President, Corporate Communication
William T. Sandstrom, Director of Investor Relations

     Media contacts:    (513) 784-8517
     Investor calls:    (513) 784-8100